THE L. S. STARRETT COMPANY
Athol, Massachusetts


To the Stockholders:

     The enclosed check represents a quarterly dividend of $0.10 per share declared by your Board of Directors on June 4, 2003. This is payable June 27, 2003 to stockholders of record on June 16, 2003. This same dividend is paid on both Class A and Class B shares.

     This dividend represents a reduction of $0.10 per share. This decision, while difficult, is the right one and taken with a long-term view of our business, as we think it is in our best interest and that of our stockholders and employees to retain cash in the business to invest in our future.

     The new tax bill recently signed should help the economy in general and business in particular. A combination of investment incentives and lower taxes on dividends will help companies like ourselves by encouraging capital investment and allow shareholders to put a larger percentage of their dividends where it belongs, in their pockets.



D. A. Starrett
President and CEO